EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter and First Nine Months of 2020 Results

MARIETTA, Pa., Oct. 28, 2020 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the third quarter and first nine months of 2020.

Conference Call and Webcast

We will hold a conference call and webcast on Thursday, October 29, 2020, beginning at 11:00 A.M. Eastern Time. You may listen to the webcast of this conference call by accessing the webcast link on our website at http://investors.donegalgroup.com. A supplemental investor presentation and a replay of the conference call will also be available via our website.

Significant items include:

  Net income for the third quarter of 2020 increased 128.2% to $11.8 million, or $0.41 per diluted Class A share, compared to $5.2 million, or $0.18 per diluted Class A share, for the third quarter of 2019, due primarily to improvement in the loss ratio and net investment gains
  Net premiums earned of $184.9 million for the third quarter of 2020 decreased 2.6% compared to the prior-year third quarter
  Net premiums written1 of $180.8 million for the third quarter of 2020 decreased 1.7% compared to the prior-year third quarter
  Net investment gains of $3.3 million for the third quarter of 2020, primarily related to unrealized gains in the fair value of equity securities held at September 30, 2020, compared to net investment losses of $369,000 for the third quarter of 2019
  Combined ratio of 98.3% for the third quarter of 2020, compared to 100.6% for the third quarter of 2019
  Net income for the first nine months of 2020 increased 15.9% to $38.2 million, or $1.33 per diluted Class A share, compared to $33.0 million, or $1.17 per diluted Class A share, for the first nine months of 2019
  Combined ratio of 95.9% for first nine months of 2020, compared to 100.7% for the first nine months of 2019
  Book value per share of $16.96 at September 30, 2020, compared to $15.67 at year-end 2019

Summary of Third Quarter and Nine Months Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$184,926	$189,821	-2.6%	$556,552	$566,658	-1.8%
Investment income, net	7,403	7,390	0.2	21,952	21,728	1.0
Net investment gains (losses)	3,268	(369)	NM2	(940)	19,294	NM
Total revenues	196,512	198,010	-0.8	580,323	611,513	-5.1
Net income	11,837	5,186	128.2	38,247	32,998	15.9
Non-GAAP operating income[1]	9,255	5,708	62.1	39,151	16,561	136.4

Per Share Data
Net income – Class A (diluted)	$0.41	$0.18	127.8%	$1.33	$1.17	13.7%
Net income – Class B	0.37	0.16	131.3	1.21	1.06	14.2
Non-GAAP operating income – Class A (diluted)	0.32	0.20	60.0	1.36	0.59	130.5
Non-GAAP operating income – Class B	0.29	0.18	61.1	1.24	0.53	134.0
Book value	16.96	15.46	9.7	16.96	15.46	9.7

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Dividend Information

On October 15, 2020, we declared a regular quarterly cash dividend of $0.15 per share of our Class A common stock and $0.1325 per share of our Class B common stock, payable on November 16, 2020 to stockholders of record as of the close of business on November 2, 2020.

Management Commentary

Overview

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “Donegal Group reported solid bottom line results and higher book value per share, driven by improved underwriting performance and investment gains during the third quarter of 2020 compared to the prior-year third quarter. We benefitted from lower incurred losses in our personal lines segment due to lower-than-average frequency of automobile and homeowners claims. Our net income of $38.2 million, along with unrealized gains within our available-for-sale fixed-maturity portfolio related to a decline in market interest rates during the first nine months of 2020, contributed to an increase in our book value per share to $16.96 at September 30, 2020, which represented an 8.2% increase compared to our book value per share of $15.67 at December 31, 2019.”

Growth Trends

Mr. Burke continued, “We have consistently prioritized profitability over top-line growth, with our underwriting results for the third quarter of 2020 improving once again over the comparable prior-year period. While our net premiums written decreased 1.7% during the third quarter of 2020 due to a reduction in personal lines premium writings compared to the prior-year third quarter, this decline was mostly offset by commercial lines growth. Similar to the past several quarters, our commercial lines growth reflected strong new business writings and modest average pricing increases on renewal business, as we continue to seek profitable commercial growth in specific geographical markets where we see attractive opportunities to increase market share.”

Underwriting Results

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented on the third quarter underwriting results, “Donegal Group’s combined ratio improved to 98.3% for the third quarter of 2020 as compared to 100.6% in the prior-year quarter, which we primarily attribute to considerable improvement in personal automobile and homeowners results. While increased driving activity resulted in a higher frequency of personal automobile claims compared to the second quarter of 2020, lower traffic density contributed to reduced claim frequency compared to the third quarter of 2019. In addition, we continued to benefit from significant pricing and underwriting actions we implemented over the past two years to improve our personal automobile results. Improvement in our homeowners results was primarily due to a lower incidence of large fire losses as well as a lower weather-related claims impact as a result of our personal lines exit from several weather-prone states during the past year. Reported claims related to COVID-19 decreased significantly during the third quarter of 2020 compared to the claim reporting volume during the second quarter of 2020. While much uncertainty remains with respect to business interruption litigation activity throughout our operating regions, we have not incurred, and do not currently anticipate, significant insured losses directly related to COVID-19. In addition, our workers’ compensation line of business continued to perform well despite mandated rate reductions over the past year. Net development of reserves for losses incurred in prior accident years did not have a material impact on the loss ratios for the third quarters of 2020 and 2019.”

Operations and Outlook

Mr. Burke concluded, “We, like so many others, have adapted to a shift in operating procedures as the vast majority of our personnel are continuing to work from their homes as a result of the COVID-19 pandemic. We have seen no substantial declines in operating performance throughout our organization as a result of this transition. We have been able to maintain excellent service levels and to make consistent progress on key strategic initiatives, which reflect both the resilience and dedication of our employees. Our ability to continue to grow our commercial lines premiums speaks to our solid relationships and the reputation we have built with our independent agents. We are working diligently to further enhance our relationships with independent agents, including national agency aggregators and agency groups, across our operating regions. We believe this ongoing relationship emphasis and our commitment to providing quality service to our agents and policyholders will allow us to continue to increase our market share and grow our business profitably in 2021 and beyond.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands)

Net Premiums Earned
Commercial lines	$103,436	$98,324	5.2%	$307,080	$284,593	7.9%
Personal lines	81,490	91,497	-10.9	249,472	282,065	-11.6
Total net premiums earned	$184,926	$189,821	-2.6%	$556,552	$566,658	-1.8%

Net Premiums Written
Commercial lines:
Automobile	$31,172	$28,702	8.6%	$104,083	$94,249	10.4%
Workers' compensation	25,467	25,875	-1.6	86,329	88,291	-2.2
Commercial multi-peril	34,220	32,708	4.6	112,461	106,002	6.1
Other	7,714	7,203	7.1	25,007	23,090	8.3
Total commercial lines	98,573	94,488	4.3	327,880	311,632	5.2
Personal lines:
Automobile	46,794	51,991	-10.0	143,610	164,214	-12.5
Homeowners	30,716	32,461	-5.4	85,975	90,174	-4.7
Other	4,697	4,930	-4.7	15,255	15,568	-2.0
Total personal lines	82,207	89,382	-8.0	244,840	269,956	-9.3
Total net premiums written	$180,780	$183,870	-1.7%	$572,720	$581,588	-1.5%

Net Premiums Written

The 1.7% decrease in net premiums written for the third quarter of 2020 compared to the third quarter of 2019, as shown in the table above, represents 4.3% growth in commercial lines net premiums written, offset by an 8.0% decrease in personal lines net premiums written for the reasons we describe below. The $3.1 million decline in net premiums written for the third quarter of 2020 compared to the third quarter of 2019 included:

  Commercial Lines: $4.1 million increase that we attribute primarily to new commercial accounts our insurance subsidiaries have written throughout their operating regions and a continuation of renewal premium increases.
  Personal Lines: $7.2 million decline that we attribute to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	56.3%	61.6%	54.1%	60.8%
Loss ratio (weather-related)	9.1	7.3	7.6	7.2
Expense ratio	31.9	30.5	33.2	31.5
Dividend ratio	1.0	1.2	1.0	1.2
Combined ratio	98.3%	100.6%	95.9%	100.7%

Statutory Combined Ratios
Commercial lines:
Automobile	109.9%	113.9%	110.5%	114.3%
Workers' compensation	86.8	85.4	85.9	82.0
Commercial multi-peril	109.2	98.7	98.1	94.4
Other	93.5	76.6	79.5	79.3
Total commercial lines	102.4	97.9	97.3	95.8
Personal lines:
Automobile	89.0	103.3	88.6	103.9
Homeowners	97.7	109.4	99.3	106.0
Other	84.0	73.6	76.5	77.7
Total personal lines	91.9	103.9	91.6	103.3
Total lines	97.7%	100.8%	94.7%	99.5%

Loss Ratio

For the third quarter of 2020, the loss ratio decreased to 65.4%, compared to 68.9% for the third quarter of 2019. Weather-related losses of approximately $16.9 million, or 9.1 percentage points of the loss ratio, for the third quarter of 2020, increased from $13.9 million, or 7.3 percentage points of the loss ratio, for the third quarter of 2019. We primarily attribute the increase in weather-related losses to the August 2020 impacts of Tropical Storm Isaias, which included tornado damage to properties in Delaware, and a “derecho” severe wind event that primarily impacted Iowa and surrounding states. The impact of weather-related loss activity to the loss ratio for the third quarter of 2020 was in line with our previous five-year average of 9.1% for third quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the third quarter of 2020 were $3.9 million, or 2.1 percentage points of the loss ratio. That amount represented a decrease compared to the large fire losses of $7.8 million, or 4.1 percentage points of the loss ratio, for the third quarter of 2019. Homeowners fire losses decreased in the third quarter of 2020 relative to the prior-year quarter.

Net development of reserves for losses incurred in prior accident years did not have a material impact on the loss ratios for the third quarters of 2020 and 2019. For the third quarter of 2020, our insurance subsidiaries experienced modest favorable development in their workers’ compensation and personal automobile lines of business, offset by modest unfavorable development in their commercial multi-peril line of business that resulted from reserve increases on a handful of liability claims that exceeded our actuaries’ expectations for quarterly loss emergence in that line.

The expense ratio was 31.9% for the third quarter of 2020, compared to 30.5% for the third quarter of 2019. Relative to the prior-year quarter, the increase in the expense ratio reflected an increase in technology systems-related expenses, higher commercial growth incentive costs for our agents and increased underwriting-based incentive costs for our agents and employees. The increase in technology systems-related expenses was primarily due to an increased allocation of costs from Donegal Mutual Insurance Company to our insurance subsidiaries following the successful implementation of the first phase of our ongoing systems modernization project in February 2020.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 93.7% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at September 30, 2020.

	September 30, 2020		December 31, 2019
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$121,221	10.0%	$102,281	9.2%
Obligations of states and political subdivisions	350,983	29.1	261,431	23.5
Corporate securities	391,913	32.5	315,641	28.4
Mortgage-backed securities	266,905	22.1	361,693	32.6
Total fixed maturities	1,131,022	93.7	1,041,046	93.7
Equity securities, at fair value	54,945	4.6	55,477	5.0
Short-term investments, at cost	20,686	1.7	14,030	1.3
Total investments	1,206,653	100.0%	1,110,553	100.0%

Average investment yield	2.5%		2.8%
Average tax-equivalent investment yield	2.7%		2.9%
Average fixed-maturity duration (years)	4.0		4.2

Total investments at September 30, 2020 increased by $96.1 million from the year-end 2019 balance, partially reflecting investment holdings related to contingent liquidity funding that Atlantic States Insurance Company, our largest insurance subsidiary, obtained in March 2020 for added security in light of uncertainty surrounding the economic impact of the COVID-19 pandemic. Atlantic States Insurance Company issued $50.0 million of debt to the Federal Home Loan Bank of Pittsburgh in exchange for a cash advance in the same amount. The debt carries a fixed interest rate of 0.83% and is due in March 2021.

Net investment income of $7.4 million for the third quarter of 2020 was comparable to net investment income for the third quarter of 2019 as an increase in average invested assets offset a modest decrease in average investment yield.

Net investment gains of $3.3 million for the third quarter of 2020 were primarily related to unrealized gains in the fair value of equity securities held at September 30, 2020. That amount compared to net investment losses of $369,000 for the third quarter of 2019.

Net investment losses of $940,000 for the first nine months of 2020 were primarily related to net realized losses on the sales of equity securities, offset partially by unrealized gains in the fair value of equity securities held at September 30, 2020. Net investment gains of $19.3 million for the first nine months of 2019 included $12.7 million from the March 2019 sale of Donegal Financial Services Corporation, with the remainder primarily related to unrealized gains in the fair value of equity securities held at September 30, 2019.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$184,926	$189,821	-2.6%	$556,552	$566,658	-1.8%
Change in net unearned premiums	(4,146)	(5,951)	-30.3	16,168	14,930	8.3
Net premiums written	$180,780	$183,870	-1.7%	$572,720	$581,588	-1.5%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$11,837	$5,186	128.2%	$38,247	$32,998	15.9%
Investment (gains) losses (after tax)	(2,582)	292	NM	743	(16,667)	NM
Other, net	-	230	-100.0	161	230	-30.0
Non-GAAP operating income	$9,255	$5,708	62.1%	$39,151	$16,561	136.4%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.41	$0.18	127.8%	$1.33	$1.17	13.7%
Investment (gains) losses (after tax)	(0.09)	0.01	NM	0.02	(0.59)	NM
Other, net	-	0.01	-100.0	0.01	0.01	0.0
Non-GAAP operating income – Class A	$0.32	$0.20	60.0%	$1.36	$0.59	130.5%

Net income – Class B	$0.37	$0.16	131.3%	$1.21	$1.06	14.2%
Investment (gains) losses (after tax)	(0.08)	0.01	NM	0.02	(0.54)	NM
Other, net	-	0.01	-100.0	0.01	0.01	0.0
Non-GAAP operating income – Class B	$0.29	$0.18	61.1%	$1.24	$0.53	134.0%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

About the Company

Donegal Group is an insurance holding company. The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. Our Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including growing profitably in commercial lines, improving our financial performance, leveraging technology to transform our business, strategically modernizing our business in order to achieve operational excellence and competing effectively to enhance our market position.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to attract new business, retain existing business and collect balances due to us as a result of the prolonged economic challenges resulting from the COVID-19 pandemic and related business shutdown, adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage and exclusions, changes in regulatory requirements and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For Further Information:

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Adam Prior, Senior Vice President, The Equity Group Inc.
Phone: (212) 836-9606
E-mail: aprior@equityny.com

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2020	2019

Net premiums earned	$184,926	$189,821
Investment income, net of expenses	7,403	7,390
Net investment gains (losses)	3,268	(369)
Lease income	108	110
Installment payment fees	807	1,058
Total revenues	196,512	198,010

Net losses and loss expenses	120,881	130,743
Amortization of deferred acquisition costs	29,605	31,304
Other underwriting expenses	29,481	26,517
Policyholder dividends	1,811	2,447
Interest	219	443
Other expenses, net	184	251
Total expenses	182,181	191,705

Income before income tax expense	14,331	6,305
Income tax expense	2,494	1,119

Net income	$11,837	$5,186

Net income per common share:
Class A - basic	$0.41	$0.19
Class A - diluted	$0.41	$0.18
Class B - basic and diluted	$0.37	$0.16

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	23,766,778	23,015,383
Class A - diluted	23,937,173	23,291,609
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$180,780	$183,870

Book value per common share
at end of period	$16.96	$15.46

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2020	2019

Net premiums earned	$556,552	$566,658
Investment income, net of expenses	21,952	21,728
Net investment (losses) gains	(940)	19,294
Lease income	326	334
Installment payment fees	2,433	3,204
Equity in earnings of DFSC	-	295
Total revenues	580,323	611,513

Net losses and loss expenses	343,477	385,361
Amortization of deferred acquisition costs	89,176	92,821
Other underwriting expenses	95,646	85,410
Policyholder dividends	5,337	6,766
Interest	871	1,312
Other expenses, net	993	1,156
Total expenses	535,500	572,826

Income before income tax expense	44,823	38,687
Income tax expense	6,576	5,689

Net income	$38,247	$32,998

Net income per common share:
Class A - basic	$1.34	$1.18
Class A - diluted	$1.33	$1.17
Class B - basic and diluted	$1.21	$1.06

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	23,493,674	22,933,279
Class A - diluted	23,679,262	23,115,784
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$572,720	$581,588

Book value per common share
at end of period	$16.96	$15.46

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2020	2019
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$552,982	$476,094
Available for sale, at fair value	578,040	564,952
Equity securities, at fair value	54,945	55,477
Short-term investments, at cost	20,686	14,030
Total investments	1,206,653	1,110,553
Cash	87,877	49,319
Premiums receivable	177,675	165,733
Reinsurance receivable	403,864	367,021
Deferred policy acquisition costs	61,555	59,285
Prepaid reinsurance premiums	174,392	142,476
Other assets	32,191	28,774
Total assets	$2,144,207	$1,923,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$941,930	$869,674
Unearned premiums	558,231	510,147
Accrued expenses	24,584	28,454
Borrowings under lines of credit	85,000	35,000
Subordinated debentures	5,000	5,000
Other liabilities	25,393	23,870
Total liabilities	1,640,138	1,472,145
Stockholders' equity:
Class A common stock	271	262
Class B common stock	56	56
Additional paid-in capital	281,917	268,152
Accumulated other comprehensive income	10,370	504
Retained earnings	252,681	223,268
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	504,069	451,016
Total liabilities and stockholders' equity	$2,144,207	$1,923,161